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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     Hewitt Series Trust

Address of Principal Business Office (No. & Street, City, State Zip Code):

          100 Half Day Road
          Lincolnshire, Illinois  60069

Telephone Number (including area code):

          (847) 295-5000

Name and address of agents for service of process:

          Peter E. Ross, Esq.
          Hewitt Associates LLC.
          100 Half Day Road
          Lincolnshire, Illinois  60069

          copies to:
          Kenneth S. Gerstein, Esq.
          Schulte Roth & Zabel LLP
          900 Third Avenue
          New York, New York 10022

Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

          Yes X     No  __
              -
                                  SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Lincolnshire and state of Illinois, on the 10th day of July, 1998.

                              HEWITT SERIES TRUST

                              By: /s/ Stacy L. Schaus
                                 -------------------------------
                                 Stacy L. Schaus
                                 President